Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FRANCHISE GROUP, INC.

* * * * * * * *

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Franchise Group, Inc.

2. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on September 23, 2010, under the name of JTH Holdings, Inc. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 14, 2011. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 2018 (the “Second Amended and Restated Certificate”), under the name of Liberty Tax, Inc. The Certificate of Amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on September 19, 2019.

3. This Third Amended and Restated Certificate of Incorporation of the Corporation (this “Third Amended and Restated Certificate”), which both restates and amends the provisions of the Second Amended and Restated Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

4. This Third Amended and Restated Certificate restates, integrates, and amends the provisions of the Second Amended and Restated Certificate. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

5. This Third Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6. The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I

The name of the corporation (the “Corporation”) is: Franchise Group, Inc.

Article II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

Article III

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, each of which shall have a par value of $0.0001 per share (the “Common Stock”).

Article V

In furtherance and not in limitation of the powers conferred by statute, the by-laws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire board of directors of the Corporation (the “Board”).

Article VI

Elections of directors need not be by written ballot.

Article VII

1. Right of Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence or Section 2 of this Article VII, except as otherwise provided in Section 3 of this Article VII, the Corporation shall be required to indemnify, or advance expenses to, a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

2. Prepayment of Expenses. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VII or otherwise.

3. Claims. If a claim for indemnification (following the final disposition of the Proceeding with respect to which indemnification is sought, including any settlement of such Proceeding) or advancement of expenses under this Article VII is not paid in full within thirty days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by applicable law. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under this Article VII and applicable law.

4. Non-Exclusivity of Rights. The rights conferred on any Covered Person by this Article VII shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, any other provision of this Third Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise.

5. Amendment or Repeal. Any right to indemnification or to advancement of expenses of any Covered Person arising hereunder shall not be eliminated or impaired by an amendment to or repeal of this Article VII after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

6. Other Indemnification and Advancement of Expenses. This Article VII shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

Article VIII

the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the by-laws of the Corporation or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

IN WITNESS WHEREOF, Franchise Group, Inc. has caused this Third Amended and Restated Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

FRANCHISE GROUP, INC.

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Authorized Person